Exhibit 99.1
News Release

Lockheed Martin Reports Third Quarter 2022 Financial Results

•Net sales of $16.6 billion and net earnings of $1.8 billion, or $6.71 per share
•Cash from operations of $3.1 billion and free cash flow of $2.7 billion
•Returned $2.1 billion of cash to shareholders through share repurchases and dividends
•Increased share repurchase authority by $14.0 billion
•Increased quarterly dividend rate 7% to $3.00 per share
•Increased backlog to $140 billion
•Reaffirms 2022 financial outlook

BETHESDA, Md., October 18, 2022 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2022 net sales of $16.6 billion, compared to $16.0 billion in the third quarter of 2021. Net earnings in the third quarter of 2022 were $1.8 billion, or $6.71 per share, compared to $614 million, or $2.21 per share, in the third quarter of 2021. Cash from operations was $3.1 billion in the third quarter of 2022, compared to $1.9 billion in the third quarter of 2021. Free cash flow was $2.7 billion in the third quarter of 2022, compared to $1.6 billion in the third quarter of 2021.
“Lockheed Martin delivered a solid quarter, highlighted by strength in free cash flow, orders, and operating margins, that positions us well to achieve our full-year commitments,” said Lockheed Martin Chairman, President and CEO James Taiclet. “Our continuing ability to deliver strong financial performance in turn enables further investments in the 21st Century Security technologies essential to support our customers in conducting effective Joint All-Domain Operations. These technologies include hypersonics, directed energy, and autonomy, as well as cutting edge digital capabilities in our evolving 5G.MIL® open standards-based architecture. In addition, we are investing in production and sustainment capacity for the solutions needed now to defend our allies and our nation, including F-35, Javelin and HIMARS. Moreover, we today announced an additional $14 billion in share repurchase authority to go with our recently increased, industry-leading dividend for the benefit of our investors.”

Adjusted earnings before income taxes, net earnings and diluted EPS

The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		Sept. 25, 2022			Sept. 26, 2021
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$2,099	$1,778	$6.71	$679	$614	$2.21
	Pension settlement charge	—	—	—	1,665	1,309	4.72
	Lockheed Martin Ventures investment losses (gains)	26	20	0.07	(98)	(74)	(0.27)
	Losses (gains) on assets and liabilities for deferred compensation obligations	33	25	0.09	(21)	(16)	(0.06)
	Total Adjustments	59	45	0.16	1,546	1,219	4.39
	As Adjusted (Non-GAAP)[1]	$2,158	$1,823	$6.87	$2,225	$1,833	$6.60

1	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Summary Financial Results

The following table presents the company’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]		Nine Months Ended[1]
		Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
	Net sales	$16,583	$16,028	$46,993	$49,315

	Business segment operating profit[2]	$1,856	$1,850	$5,213	$5,365
	Unallocated items
	FAS/CAS operating adjustment	430	491	1,281	1,469
	Severance and restructuring charges	—	—	—	(36)
	Other, net[3]	(127)	(47)	(439)	(130)
	Total unallocated items	303	444	842	1,303
	Consolidated operating profit	$2,159	$2,294	$6,055	$6,668

	Net earnings[4,5]	$1,778	$614	$3,820	$4,266

	Diluted earnings per share[4,5]	$6.71	$2.21	$14.31	$15.32

	Cash from operations[6]	$3,133	$1,937	$5,874	$4,953
	Capital expenditures	(405)	(316)	(977)	(915)
	Free cash flow[2,6]	$2,728	$1,621	$4,897	$4,038

[1]
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 25 for the third quarter of 2022 and Sept. 26 for the third quarter of 2021. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as the company's fiscal year ends on Dec. 31.

[2]	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
[3]
Other, net for the quarters ended Sept. 25, 2022 and Sept. 26, 2021 include net losses of $33 million ($25 million, or $0.09 per share, after-tax) and net gains of $21 million ($16 million, or $0.06 per share, after-tax) due to changes in the fair value of investments and liabilities for deferred compensation plans.

[4]
Net earnings for the quarters ended Sept. 25, 2022 and Sept. 26, 2021 include net losses of $26 million ($20 million, or $0.07 per share, after-tax) and net gains of $98 million ($74 million, or 0.27 per share, after-tax) due to changes in the fair value of investments held in the Lockheed Martin Ventures Fund.

[5]	Net earnings for the quarter ended Sept. 26, 2021 include a noncash, non-operating pension settlement charge of $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) recognized in connection with the transfer of gross defined benefit pension obligations of $4.9 billion and related plan assets to an insurance company.
[6]	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2022 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company’s current expectations. Actual results may differ materially from those projected. It is the company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current 2022 Outlook[1]

	Net sales	~$65,250

	Business segment operating profit[2]	~$7,175

	Total FAS/CAS pension adjustment[3]	~$740
	Add: pension settlement charge[3]	$1,470
	Net FAS/CAS pension adjustment - adjusted[2,3]	~$2,210

	Diluted earnings per share	~$21.55

	Cash from operations	≥$7,900
	Capital expenditures	~$(1,900)
	Free cash flow[2]	≥$6,000

[1]
The company’s current 2022 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or the Lockheed Martin Ventures Fund’s investments. The outlook assumes continued accelerated payments to suppliers, with a focus on small and at-risk businesses. In addition, the outlook reflects no significant reduction in customer budgets or changes in priorities, continued support and funding of the company’s programs, and a continuing statutory tax rate of 21%. It also includes known impacts to the company and broader defense supply chain from the COVID-19 pandemic based on the company’s understanding at the time of this news release and its experience to date.

[2]
Business segment operating profit, net FAS/CAS pension adjustment - adjusted and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

[3]	The net FAS/CAS pension adjustment - adjusted is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.8 billion and total expected financial accounting standards (FAS) pension income of approximately $410 million, excluding the noncash, non-operating pension settlement charge of $1.5 billion ($1.2 billion, or $4.33 per share, after-tax) recognized in the second quarter of 2022 related to the purchase of group annuity contracts to transfer approximately $4.3 billion of gross pension obligations and related plan assets to an insurance company on June 24, 2022. CAS pension cost and the service cost component of FAS pension income (expense) are included in operating profit. The non-service cost components of FAS pension income (expense) are included in non-service FAS pension income (expense). For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Flows and Capital Deployment Activities

Cash from operations in the quarter ended Sept. 25, 2022 was $3.1 billion. Capital expenditures were $405 million, resulting in free cash flow of $2.7 billion. The increase in operating and free cash flows from the third quarter of 2021 was primarily due to timing of production and billing cycles (primarily the F-35 program) impacting contract assets, the collection of receivables (primarily F-35) and deferral of cash payments for accounts payable (primarily Aeronautics).

The company’s capital deployment activities in the quarter ended Sept. 25, 2022 included the following:

•paying cash dividends of $739 million; and
•repurchasing 3.4 million shares for $1.4 billion, of which $112 million was paid in the fourth quarter of 2022 upon settlement of certain repurchased shares.

Multi-Year $14 Billion Share Repurchase Program and Dividend Rate Increase

On October 17, 2022, the company's board authorized the purchase of up to an additional $14.0 billion of Lockheed Martin common stock under its share repurchase program. This multi-year share repurchase program follows the substantial completion of purchases of common stock under the prior repurchase authorization. The company anticipates executing a $4.0 billion accelerated share repurchase program in the fourth quarter of 2022 bringing our total share repurchases for the year to approximately $8.0 billion. The remainder of the repurchase program authorization is expected to be utilized over a three-year period. The company expects to fund the repurchases through a combination of cash on hand and the issuance of debt. The stock repurchase program does not have an expiration date and may be amended or terminated by the board of directors at any time. The amount of shares ultimately purchased and the timing of purchases are at the discretion of management and subject to compliance with applicable law and regulation.

On Sept. 30, 2022, the company increased its quarterly dividend by $0.20 per share, to $3.00 per share, beginning with the dividend payment in the fourth quarter of 2022.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company’s business segments and reconciles these amounts to the company’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
Net sales
Aeronautics	$7,089	$6,568	$19,352	$19,621
Missiles and Fire Control	2,831	2,781	8,030	8,474
Rotary and Mission Systems	3,781	3,980	11,345	12,329
Space	2,882	2,699	8,266	8,891
Total net sales	$16,583	$16,028	$46,993	$49,315

Operating profit
Aeronautics	$759	$714	$2,050	$1,979
Missiles and Fire Control	382	413	1,184	1,210
Rotary and Mission Systems	414	459	1,165	1,350
Space	301	264	814	826
Total business segment operating profit	1,856	1,850	5,213	5,365
Unallocated items
FAS/CAS operating adjustment	430	491	1,281	1,469
Severance and restructuring charges	—	—	—	(36)
Other, net	(127)	(47)	(439)	(130)
Total unallocated items	303	444	842	1,303
Total consolidated operating profit	$2,159	$2,294	$6,055	$6,668

Net sales and operating profit of our business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes our share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of our business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from our business segments and our consolidated operating profit.
Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company’s contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. For more information on factors impacting comparability of our segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021 and subsequent quarterly reports on Form 10-Q.
The company’s consolidated net favorable profit booking rate adjustments represented approximately 25% of total segment operating profit in the quarter ended Sept. 25, 2022, as compared to 31% in the quarter ended Sept. 26, 2021.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
Net sales	$7,089	$6,568	$19,352	$19,621
Operating profit	759	714	2,050	1,979
Operating margin	10.7%	10.9%	10.6%	10.1%

Aeronautics’ net sales during the quarter ended Sept. 25, 2022 increased $521 million, or 8%, compared to the same period in 2021. Net sales increased by approximately $425 million for the F-35 program due to the recognition of $325 million of sales deferred from the second quarter of 2022 to the third quarter of 2022 until additional contractual authorization and funding was received on the Lot 15 contract and higher volume and net favorable profit adjustments on production contracts; and about $100 million on classified contracts primarily due to higher volume that was partially offset by lower net favorable profit adjustments.
Aeronautics’ operating profit during the quarter ended Sept. 25, 2022 increased $45 million, or 6%, compared to the same period in 2021. Operating profit increased approximately $70 million for the F-35 program due to the recognition of sales and associated operating profit on the Lot 15 contract as described above and higher net favorable profit adjustments on production contracts; and about $15 million for the F-22 program due to higher net favorable profit adjustments. These increases were partially offset by lower operating profit of approximately $40 million on classified contracts due to the combination of lower net favorable profit adjustments and $25 million of unfavorable profit adjustments recorded in the third quarter of 2022. Net favorable profit booking rate adjustments were $20 million lower in the third quarter of 2022 compared to the same period in 2021.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
Net sales	$2,831	$2,781	$8,030	$8,474
Operating profit	382	413	1,184	1,210
Operating margin	13.5%	14.9%	14.7%	14.3%

MFC’s net sales during the quarter ended Sept. 25, 2022 increased $50 million, or 2%, compared to the same period in 2021. The increase was primarily attributable to higher net sales of approximately $95 million for integrated air and missile defense programs due to higher volume (Patriot Advanced Capability-3 (PAC-3)).This increase was partially offset by a decrease of about $55 million for sensors and global sustainment programs as a result of closeout activities related to the Warrior program in 2021.

MFC’s operating profit during the quarter ended Sept. 25, 2022 decreased $31 million, or 8%, compared to the same period in 2021. The decrease was primarily attributable to lower operating profit for integrated air and missile defense programs due to lower net favorable profit adjustments of approximately $50 million for the PAC-3 program and an unfavorable profit adjustment of about $40 million on the Advanced Radar Threat System Variant 2 (ARTS-V2) program, partially offset by the impact of higher volume on PAC-3; and about $10 million for sensors and global sustainment programs primarily due to favorable profit adjustments on the Warrior program in the third quarter of 2021 as a result of the program being terminated in March 2021. These net decreases were partially offset by unfavorable profit adjustments of approximately $25 million on an energy program in the third quarter of 2021 that did not recur in 2022. Net favorable profit booking rate adjustments were $75 million lower in the third quarter of 2022 compared to the same period in 2021.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
Net sales	$3,781	$3,980	$11,345	$12,329
Operating profit	414	459	1,165	1,350
Operating margin	10.9%	11.5%	10.3%	10.9%

RMS’ net sales during the quarter ended Sept. 25, 2022 decreased $199 million, or 5%, compared to the same period in 2021. The decrease was primarily attributable to lower net sales of approximately $160 million for Sikorsky helicopter programs due to lower production volume and net favorable profit adjustments (Black Hawk); and about $35 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower volume.

RMS’ operating profit during the quarter ended Sept. 25, 2022 decreased $45 million, or 10%, compared to the same period in 2021. The decrease was primarily attributable to approximately $65 million for Sikorsky helicopter programs due to lower net favorable profit adjustments and volume (Black Hawk). This decrease was partially offset by an increase of about $10 million for IWSS programs due primarily to $45 million of unfavorable profit adjustments on a ground-based radar program in the third quarter of 2021 that did not recur in the third quarter of 2022, partially offset by lower net favorable profit adjustments on certain programs (TPQ-53 and Vertical Launching System (VLS)). Net favorable profit booking rate adjustments were $15 million lower in the third quarter of 2022 compared to the same period in 2021.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
Net sales	$2,882	$2,699	$8,266	$8,891
Operating profit	301	264	814	826
Operating margin	10.4%	9.8%	9.8%	9.3%

Space’s net sales during the quarter ended Sept. 25, 2022 increased $183 million, or 7%, compared to the same period in 2021. The increase was primarily attributable to higher net sales of approximately $155 million for strategic and missile defense programs due to higher development volume (Next Generation Interceptor (NGI)).

Space’s operating profit during the quarter ended Sept. 25, 2022 increased $37 million, or 14%, compared to the same period in 2021. The increase was primarily attributable to approximately $50 million of higher equity earnings from the company's investment in United Launch Alliance (ULA) due to higher launch volume and launch mix. This increase was partially offset by a decrease of about $15 million for commercial civil space programs due to lower net favorable profit adjustments and lower volume (primarily the Orion and Human Lander System (HLS) programs). Operating profit for national security space programs was comparable as an unfavorable profit adjustment of $45 million on a commercial ground solutions program in the third quarter of 2021 that did not recur was offset by lower net favorable profit adjustments (Space-Based Infrared System (SBIRS) and classified programs). Net favorable profit booking rate adjustments were $15 million lower in the third quarter of 2022 compared to the same period in 2021.

Total equity earnings (primarily ULA) represented approximately $50 million, or 17%, of Space's operating profit during the quarter ended Sept. 25, 2022. Total equity earnings were not significant during the quarter ended Sept. 26, 2021.

Income Taxes
The company’s effective income tax rates were 15.3% and 9.6% for the quarters ended Sept. 25, 2022 and Sept. 26, 2021. The rate for the quarter ended Sept. 26, 2021 was lower than the rate for the quarter ended Sept. 25, 2022 primarily due to lower earnings before income taxes resulting from a noncash, non-operating pension settlement charge of $1.7 billion, which reduced tax expense by approximately $355 million. The rates for both periods benefited from the research and development tax credit, tax deductions for foreign derived intangible income and dividends paid to the company's defined contribution plans with an employee stock ownership plan feature.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company’s business segments before unallocated income and expense. This measure is used by the company’s senior management in evaluating the performance of its business segments and is a performance goal in the company’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	July 2022
	Business segment operating profit (non-GAAP)	~$7,175	~$7,175
	FAS/CAS operating adjustment[1]	~1,710	~1,710
	Other, net	~(570)	~(525)
	Consolidated operating profit (GAAP)	~$8,315	~$8,360

[1]
Reflects the amount by which expected total CAS pension cost of $1.8 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension (expense) income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational charges for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.

Net FAS/CAS pension adjustment – adjusted; Total FAS pension income - adjusted
Total FAS/CAS pension adjustment and Total FAS pension income have been adjusted for the noncash, non-operating pension settlement charges recorded in the second quarter 2022 and third quarter 2021. Management believes that the exclusion of the pension settlement charge is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Oct. 18, 2022, at 11 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Maria Ricciardone Lee, vice president, Investor Relations, +1 301-214-3900, maria.r.lee@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future epidemics on the company’s business and financial results, including supply chain disruptions and delays, labor challenges associated with employee absences, quarantine restrictions, travel restrictions, site access, program delays, and changes in customer payment policies;
•    budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    the company’s reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    the continued delay of the definitization of the Lots 15-17 F-35 production contract;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability;
•    performance and financial viability of key suppliers, teammates, joint ventures and partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•    government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including potential Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Republic of Turkiye and its removal from the F-35 program, and potential indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including the impact of a strengthening U.S. dollar;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;
•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;

•    the accuracy of the company's estimates and projections;
•    the impact of pension risk transfers, including potential noncash settlement charges, timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment, and actual returns on pension plan assets;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments in the company's Lockheed Martin Ventures Fund that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded at the Sikorsky line of business;
•    the availability and adequacy of the company's insurance and indemnities;
•    the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
	Net sales	$16,583	$16,028	$46,993	$49,315
	Cost of sales[2]	(14,463)	(13,726)	(41,008)	(42,676)
	Gross profit	2,120	2,302	5,985	6,639
	Other income (expense), net	39	(8)	70	29
	Operating profit	2,159	2,294	6,055	6,668
	Interest expense	(145)	(141)	(421)	(423)
	Non-service FAS pension income (expense)[3]	111	(1,572)	(1,080)	(1,385)
	Other non-operating (expense) income, net[4]	(26)	98	(64)	200
	Earnings before income taxes	2,099	679	4,490	5,060
	Income tax expense	(321)	(65)	(670)	(794)
	Net earnings	$1,778	$614	$3,820	$4,266
	Effective tax rate	15.3%	9.6%	14.9%	15.7%

	Earnings per common share
	Basic	$6.73	$2.22	$14.36	$15.37
	Diluted	$6.71	$2.21	$14.31	$15.32

	Weighted average shares outstanding
	Basic	264.1	276.2	266.0	277.5
	Diluted	265.1	277.3	266.9	278.5

	Common shares reported in stockholders’ equity at end of period			261	274

[1]
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 25, for the third quarter of 2022 and Sept. 26, for the third quarter of 2021. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

[2]
In the quarters ended Sept. 25, 2022 and Sept. 26, 2021, the company recognized net losses of $33 million ($25 million, or $0.09 per share, after-tax) and net gains of $21 million ($16 million, or $0.06 per share, after-tax) due to changes in the fair value of investments held in a trust for deferred compensation plans.

[3]
During the quarter ended Sept. 26, 2021, the company recognized a noncash, non-operating pension settlement charge of $1.7 billion
($1.3 billion, or $4.72 per share, after-tax) related to the purchase of group annuity contracts to transfer gross pension obligations and related plan assets to an insurance company.

[4]
Other non-operating (expense) income, net for the quarters ended Sept. 25, 2022 and Sept. 26, 2021 include net losses of $26 million ($20 million, or $0.07 per share, after-tax) and net gains of $98 million ($74 million, or 0.27 per share, after-tax) due to changes in the fair value of investments held in the Lockheed Martin Ventures Fund.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Nine Months Ended
		Sept. 25, 2022	Sept. 26, 2021	% Change	Sept. 25, 2022	Sept. 26, 2021	% Change
	Net sales
	Aeronautics	$7,089	$6,568	8%	$19,352	$19,621	(1%)
	Missiles and Fire Control	2,831	2,781	2%	8,030	8,474	(5%)
	Rotary and Mission Systems	3,781	3,980	(5%)	11,345	12,329	(8%)
	Space	2,882	2,699	7%	8,266	8,891	(7%)
	Total net sales	$16,583	$16,028	3%	$46,993	$49,315	(5%)

	Operating profit
	Aeronautics	$759	$714	6%	$2,050	$1,979	4%
	Missiles and Fire Control	382	413	(8%)	1,184	1,210	(2%)
	Rotary and Mission Systems	414	459	(10%)	1,165	1,350	(14%)
	Space	301	264	14%	814	826	(1%)
	Total business segment operating profit	1,856	1,850	—%	5,213	5,365	(3%)
	Unallocated items
	FAS/CAS operating adjustment	430	491		1,281	1,469
	Severance and restructuring charges	—	—		—	(36)
	Other, net[1]	(127)	(47)		(439)	(130)
	Total unallocated items	303	444	(32%)	842	1,303	(35%)
	Total consolidated operating profit	$2,159	$2,294	(6%)	$6,055	$6,668	(9%)

	Operating margin
	Aeronautics	10.7%	10.9%		10.6%	10.1%
	Missiles and Fire Control	13.5%	14.9%		14.7%	14.3%
	Rotary and Mission Systems	10.9%	11.5%		10.3%	10.9%
	Space	10.4%	9.8%		9.8%	9.3%
	Total business segment operating margin	11.2%	11.5%		11.1%	10.9%

	Total consolidated operating margin	13.0%	14.3%		12.9%	13.5%

[1]
Other, net for the quarters ended Sept. 25, 2022 and Sept. 26, 2021 include net losses of $33 million ($25 million, or $0.09 per share, after-tax) and net gains of $21 million $16 million, or $0.06 per share, after-tax) due to changes in the fair value of investments held in a trust for deferred compensation plans.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	Sept. 25, 2022	Dec. 31, 2021
Assets
Current assets
Cash and cash equivalents	$2,430	$3,604
Receivables, net	2,484	1,963
Contract assets	12,333	10,579
Inventories	3,113	2,981
Other current assets	600	688
Total current assets	20,960	19,815

Property, plant and equipment, net	7,629	7,597
Goodwill	10,764	10,813
Intangible assets, net	2,521	2,706
Deferred income taxes	3,116	2,290
Other noncurrent assets	7,040	7,652
Total assets	$52,030	$50,873

Liabilities and equity
Current liabilities
Accounts payable	$2,622	$780
Salaries, benefits and payroll taxes	3,151	3,108
Contract liabilities	8,059	8,107
Other current liabilities	2,515	2,002
Total current liabilities	16,347	13,997

Long-term debt, net	11,480	11,670
Accrued pension liabilities	5,745	8,319
Other noncurrent liabilities	6,492	5,928
Total liabilities	40,064	39,914

Stockholders’ equity
Common stock, $1 par value per share	261	271
Additional paid-in capital	—	94
Retained earnings	19,839	21,600
Accumulated other comprehensive loss	(8,134)	(11,006)
Total stockholders’ equity	11,966	10,959
Total liabilities and equity	$52,030	$50,873

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 25, 2022	Sept. 26, 2021
Operating activities
Net earnings	$3,820	$4,266
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	965	999
Stock-based compensation	195	189
Deferred income taxes	(540)	(235)
Pension settlement charge	1,470	1,665
Severance and restructuring charges	—	36
Changes in assets and liabilities
Receivables, net	(521)	(289)
Contract assets	(1,754)	(3,152)
Inventories	(132)	642
Accounts payable	1,834	653
Contract liabilities	(48)	(30)
Income taxes	113	55
Qualified defined benefit pension plans	(322)	(200)
Other, net	794	354
Net cash provided by operating activities	5,874	4,953

Investing activities
Capital expenditures	(977)	(915)
Other, net	(4)	296
Net cash used for investing activities	(981)	(619)

Financing activities
Issuance of long-term debt, net of related costs	2,267	—
Repayments of long-term debt	(2,250)	(500)
Repurchases of common stock	(3,694)	(2,000)
Dividends paid	(2,250)	(2,178)
Other, net	(140)	(89)
Net cash used for financing activities	(6,067)	(4,767)

Net change in cash and cash equivalents	(1,174)	(433)
Cash and cash equivalents at beginning of period	3,604	3,160
Cash and cash equivalents at end of period	$2,430	$2,727

Lockheed Martin Corporation
Other Supplemental Information
(unaudited; in millions)
Our pretax FAS (expense) income related to our qualified defined benefit pension plans consisted of the following:

		Quarters Ended		Nine Months Ended
	Qualified defined benefit pension plans	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
	Operating:
	Service cost	$(20)	$(26)	$(68)	$(80)
	Non-operating:
	Interest cost	(342)	(302)	(947)	(923)
	Expected return on plan assets	425	517	1,430	1,655
	Recognized net actuarial losses	(62)	(210)	(363)	(714)
	Amortization of prior service credits	90	88	270	262
	Pension settlement charge	—	(1,665)	(1,470)	(1,665)
	Non-service FAS pension income (expense)	111	(1,572)	(1,080)	(1,385)
	Total FAS pension income (expense)	91	(1,598)	(1,148)	(1,465)
	Less: pension settlement charge	—	1,665	1,470	1,665
	Total FAS pension income - adjusted[1]	$91	$67	$322	$200

[1]	Total FAS pension income – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Our total net FAS/CAS pension adjustment for the quarters and nine months ended Sept. 25, 2022 and Sept. 26, 2021, including the service and non-service cost components of FAS pension income (expense) for our qualified defined benefit pension plans, were as follows:

		Quarters Ended		Nine Months Ended
		Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
	Total FAS income (expense) and CAS cost
	FAS pension income (expense)	$91	$(1,598)	$(1,148)	$(1,465)
	Less: CAS pension cost	450	517	1,349	1,549
	Net FAS/CAS pension adjustment	541	(1,081)	201	84
	Less: pension settlement charge	—	1,665	1,470	1,665
	Net FAS/CAS pension adjustment - adjusted[1]	$541	$584	$1,671	$1,749

	Service and non-service cost reconciliation
	FAS pension service cost	$(20)	$(26)	$(68)	$(80)
	Less: CAS pension cost	450	517	1,349	1,549
	FAS/CAS pension operating adjustment	430	491	1,281	1,469
	Non-service FAS pension income (expense)	111	(1,572)	(1,080)	(1,385)
	Net FAS/CAS pension adjustment	541	(1,081)	201	84
	Less: pension settlement charge	—	1,665	1,470	1,665
	Net FAS/CAS pension adjustment - adjusted[1]	$541	$584	$1,671	$1,749

[1]	Net FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

		2022 Outlook	2021 Actual
	Total FAS expense and CAS cost
	Total FAS pension expense	$(1,060)	$(1,398)
	Less: CAS pension cost	1,800	2,066
	Total FAS/CAS pension adjustment	740	668
	Less: pension settlement charge	1,470	1,665
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,210	$2,333

	Service and non-service cost reconciliation
	FAS pension service cost	$(90)	$(106)
	Less: CAS pension cost	1,800	2,066
	FAS/CAS operating adjustment	1,710	1,960
	FAS pension non-service expense	(970)	(1,292)
	Total FAS/CAS pension adjustment	740	668
	Less: pension settlement charge	1,470	1,665
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,210	$2,333

[1]	Net FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
[2]	The cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating settlement charge of $1,470 million in the second quarter of 2022, and $1,665 million in the third quarter of 2021, related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

	Quarters Ended		Nine Months Ended
	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
Amortization of purchased intangibles
Aeronautics	$—	$—	$1	$1
Missiles and Fire Control	1	1	2	2
Rotary and Mission Systems	58	58	174	174
Space	3	2	9	46
Total amortization of purchased intangibles	$62	$61	$186	$223

Backlog	Sept. 25, 2022	Dec. 31, 2021
Aeronautics	$48,162	$49,118
Missiles and Fire Control	28,077	27,021
Rotary and Mission Systems	35,026	33,700
Space	28,448	25,516
Total backlog	$139,713	$135,355

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 25, 2022	Sept. 26, 2021	Sept. 25, 2022	Sept. 26, 2021
F-35	27	36	88	90
C-130J	7	7	18	15
Government helicopter programs	20	18	62	53
Commercial helicopter programs	—	1	—	2
International military helicopter programs	—	1	5	9

	Number of Weeks in Reporting Period[1]	2022	2021
	First quarter	12	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	14

[1]	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.